UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2019

Rocky Mountain Chocolate Factory, Inc.

(Exact name of registrant as specified in is charter)

Delaware	001-36865	47-1535633
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

265 Turner Drive

Durango, Colorado 81303

(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code: (970) 259-0554

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Franklin E. Crail as President and Chief Executive Officer

On February 26, 2019, Franklin E. Crail, the President and Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc. (the “Company”), and Chairman of the Board of Directors of the Company (the “Board”), informed the Board of his retirement as President and Chief Executive Officer of the Company, effective immediately. Mr. Crail will continue to serve as a member of the Board.

In connection with Mr. Crail’s retirement, the Company entered into a Retirement Separation and General Release Agreement with Mr. Crail (the “Separation Agreement”). Pursuant to the Separation Agreement, the Company agreed to accelerate the vesting of all of Mr. Crail’s outstanding equity awards and, for so long as Mr. Crail continues to serve on the Board, to provide (or pay premiums for) a Medicare supplemental insurance policy for Mr. Crail.

The foregoing description of the Separation Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the document, which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2019.

Appointment of Bryan J. Merryman as President and Chief Executive Officer

In addition, on February 26, 2019, the Board appointed Bryan J. Merryman, the Company’s current Chief Operating Officer, Chief Financial Officer and Treasurer, as the Company’s President and Chief Executive Officer to replace Mr. Crail, effective immediately. Mr. Merryman will continue to serve as a member of the Board, and in connection with this promotion to President and Chief Executive Officer, the Board appointed Mr. Merryman as Chairman of the Board. Mr. Merryman will serve as the Company’s principal executive officer, principal financial officer and principal accounting officer for Securities and Exchange Commission (“SEC”) reporting purposes.

Mr. Merryman, age 58, joined the Company in December 1997 as Chief Financial Officer and Vice President - Finance. Since April 1999, Mr. Merryman has also served as Chief Operating Officer and as a director, and since January 2000, as Treasurer. From January 1997 to December 1997, Mr. Merryman was a principal in Knightsbridge Holdings, Inc., a leveraged buyout firm. Mr. Merryman also served as Chief Financial Officer of Super Shops, Inc., a retailer and manufacturer of after-market auto parts, from July 1996 to November 1997, and prior to July 1996, was employed for more than eleven years by Deloitte & Touche LLP, most recently as a Senior Manager. Mr. Merryman also currently serves as Chief Executive Officer of U-Swirl, Inc. (“U-Swirl”), a consolidated subsidiary of the Company, a position he has held since October 2014, and has served as Chairman of the Board of U-Swirl since January 2013.

In connection with his appointment as President and Chief Executive Officer, the Company entered into a second restated employment agreement with Mr. Merryman (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Merryman’s initial base salary will be $355,000 per year, subject to annual increase by the Board. Mr. Merryman will also be entitled to annual incentive bonuses as may be determined by the Compensation Committee of the Board or as may be provided in incentive bonus plans adopted from time to time by the Company. Mr. Merryman will also receive an initial grant of 100,000 restricted stock units, which shall vest in six equal annual installments on the first anniversary of the grant date. He is also entitled to participate in the Company’s other benefit programs generally available to employees of the Company, including vacation and life insurance benefits.

The Employment Agreement also provides that if Mr. Merryman’s employment is involuntarily terminated by the Company (other than for “cause” as defined in the Employment Agreement), Mr. Merryman will be entitled to, among other customary accrued benefits and expense reimbursements, monthly salary continuation payments for a period of 12 months from the date of termination. In addition, if Mr. Merryman’s employment is involuntarily terminated by the Company in anticipate of a “change in control” or within 12 months following a change in control, Mr. Merryman will be entitled to, among other customary accrued benefits and unpaid expense reimbursements, (a) a termination payment in an amount equal to 2.99 times the sum of (i) his annualized base compensation, and (ii) two times his target bonus, and (b) a lump sum cash payment in the amount of $18,000, which represents the estimated cost to Mr. Merryman of obtaining accident, health, dental, disability and life insurance coverage for the 18-month period following the expiration of his COBRA rights.

The foregoing description of the Employment Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the document, which will be filed with the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2019.

On February 26, 2019, the Board also appointed Clyde Wm. Engle, a current member of the Board, to serve on the Company’s Audit Committee to fill the vacancy on the Audit Committee from the previously announced passing of Lee Mortenson. The Board determined that Mr. Engle is an independent director under applicable Nasdaq and SEC rules and regulations for service on the Audit Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

Date: March 4, 2019	By:	/s/ Bryan J. Merryman
Bryan J. Merryman, President and Chief Executive Officer